Exhibit 99.1

Consent of Stax Inc.

We hereby consent to the inclusion of our name and industry data from our study conducted in November 2019 (the “Study”) in the Annual Report on Form 10-K for the year ended December 31, 2019 to be filed by EverQuote, Inc., a Delaware corporation (the “Company”), and to the incorporation by reference of industry data from the Study in the following Registration Statements:

1.	Registration Statement on Form S-8 (File No. 333-225944) pertaining to the Company’s 2018 Equity Incentive Plan (the “2018 Plan”) and Amended and Restated 2008 Stock Incentive Plan;
2.	Registration Statement on Form S-8 (File No. 333-230800) pertaining to the 2018 Plan; and
3.	Registration Statement on Form S-8 (File No. 333-236668) pertaining to the 2018 Plan.

Date: March 13, 2020

STAX INC.

By:/s/ Paul Edwards

Name: Paul Edwards

Title: Managing Partner